UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2021

Cimpress plc

(Exact Name of Registrant as Specified in Its Charter)

Ireland	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building D, Xerox Technology Park
A91 H9N9
Dundalk, Co. Louth
Ireland
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +353 42 938 8500

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Exchange on Which Registered
Ordinary Shares, nominal value per share of €0.01	CMPR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company, as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 17, 2021, Cimpress plc (the “Company”) entered into an Amendment and Restatement Agreement among the Company and five of its subsidiaries, Vistaprint Limited, Cimpress Schweiz GmbH, Vistaprint B.V., Vistaprint Netherlands B.V., and Cimpress USA Incorporated, as borrowers (collectively, the “Borrowers”); the lenders named therein, as lenders (the “Lenders”); and JPMorgan Chase Bank N.A., as administrative agent for the Lenders (the “Administrative Agent”), which amends and restates the senior secured Credit Agreement dated as of October 21, 2011, as amended and restated as of February 8, 2013 and as further amended and restated as of July 13, 2017, among the Borrowers, the lenders named therein as lenders, and the Administrative Agent (as amended and restated on May 17, 2021, the “Restated Credit Agreement”). The Restated Credit Agreement consists of the following:

•	A senior secured Term Loan B with a maturity date of May 17, 2028 (the “Term Loan B”), consisting of:

•	a $795 million USD tranche that bears interest at LIBOR (with a LIBOR floor of 0.50%) plus 3.50%, and

•	a €300 million EUR tranche that bears interest at EURIBOR (with a EURIBOR floor of 0%) plus 3.50%; and

•

A $250 million senior secured revolving credit facility with a maturity date of May 17, 2026 (the “Revolving Credit Facility”). Borrowings under the Revolving Credit Facility bear interest at LIBOR (with a LIBOR floor of 0%) plus 2.50% to 3.00% depending on the Company’s First Lien Leverage Ratio, as defined in the Restated Credit Agreement.

In conjunction with this transaction, the Company redeemed all of the $300 million aggregate principal amount of its 12.0% Senior Secured Notes due 2025 and repaid its Term Loan A due 2024 and all amounts drawn under its previous revolving credit facility.

The Borrowers may from time to time, so long as no default or event of default has occurred or is continuing and subject to certain other conditions, add one or more new classes of term facilities and/or increase the principal amount of the Term Loan B by requesting new commitments and/or increase the aggregate amount of the Revolving Credit Facility in an aggregate outstanding principal amount not to exceed the Incremental Cap, as defined in the Restated Credit Agreement.

The Restated Credit Agreement contains covenants that restrict or limit certain activities and transactions by the Company and its subsidiaries, including, but not limited to, the incurrence of additional indebtedness and liens; certain fundamental organizational changes; asset sales; certain intercompany activities; and certain investments and restricted payments, including purchases of the Company’s ordinary shares and payment of dividends. In addition, if any loans made under the Revolving Credit Facility are outstanding on the last day of any fiscal quarter, then the Company is subject to a financial covenant that will require the First Lien Leverage Ratio calculated as of the last day of such quarter not to exceed 3.25 to 1.00. The Restated Credit Agreement also contains customary representations, warranties, and events of default.

The Term Loan B and borrowings under the Revolving Credit Facility are secured by security interests in the right, title, and interest with respect to certain assets of the Borrowers and certain other subsidiaries of the Company that guarantee the Borrowers’ obligations under the Restated Credit Agreement (collectively, the “Loan Parties”), including certain real property owned by such Loan Parties.

The description contained herein of the Restated Credit Agreement is qualified in its entirety by reference to the terms of the Restated Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment and Restatement Agreement, dated as of May 17, 2021, among Cimpress plc, Vistaprint Limited, Cimpress Schweiz GmbH, Vistaprint B.V., Vistaprint Netherlands B.V., and Cimpress USA Incorporated, as borrowers; the lenders named therein as lenders; and JPMorgan Chase Bank N.A., as administrative agent for the lenders, with respect to the senior Credit Agreement dated as of October 21, 2011, as amended and restated as of February 8, 2013 and as further amended and restated as of July 13, 2017

104	Cover Page Interactive Data File, formatted in iXBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 19, 2021	Cimpress plc

	By:	/s/ Sean E. Quinn
Sean E. Quinn
Executive Vice President and Chief Financial Officer